Exhibit 8.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

November 6, 2009

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower

Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario

Canada M5J 2S1

Barrick (PD) Australia Finance Pty Ltd

Level 10

2 Mill Street

Perth, Western Australia 6000

Australia

Ladies and Gentlemen:

We are acting as United States counsel to Barrick Gold Corporation, an Ontario corporation (the “Parent”), and Barrick (PD) Australia Finance Pty Ltd, an Australian proprietary limited company (“BPDAF”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a combined registration statement on Form F-9 and Form F-4 (the “Registration Statement”) relating to the issuance of BPDAF’s 4.950% Notes due 2020 (the “New 2020 Notes”) and 5.950% Notes due 2039 (the “New 2039 Notes” and, together with the New 2020 Notes, the “New Notes”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), BPDAF is offering to exchange (the “Exchange Offer”) up to $400,000,000 aggregate principal amount of New 2020 Notes for a like amount of its outstanding unregistered 4.950% Notes due 2020 issued October 16, 2009 (the “Old 2020 Notes”) and up to $850,000,000 aggregate principal amount of New 2039 Notes for a like amount of its outstanding unregistered 5.950% Notes due 2039 issued October 16, 2009 (the “Old 2039 Notes” and, together with the Old 2020 Notes, the “Old Notes”). The New Notes will be guaranteed by the Parent pursuant to guarantees (each, a “Guarantee”) provided for in the Indenture (as defined herein). The New Notes and the Guarantees will be registered under the Act, as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer. The New Notes and the Guarantees are to be issued under an Indenture, dated

November 6, 2009

as of October 16, 2009 (the “Indenture”), between BPDAF, the Parent and the Bank of New York Mellon, as trustee.

Based upon the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the U.S. Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” constitutes an accurate summary of the material U.S. federal income tax consequences of the Exchange Offer and the ownership of the New 2020 Notes and the New 2039 Notes under currently applicable law. We hereby adopt such discussion as our opinion.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the U.S. Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the U.S. Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

L.E.C.